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EXHIBIT 10.5

    FORM OF TRANSITION SERVICES AGREEMENT (this "Agreement"), dated                        , among Kerr-McGee Corporation, a Delaware corporation (the "Parent"), Kerr-McGee Worldwide Corporation, a Delaware corporation ("Worldwide"), and Tronox Incorporated, a Delaware corporation (the "Tronox").

INTRODUCTION

        The Board of Directors of Parent (the "Board") has determined that it is in the best interests of Parent and its stockholders to transfer certain existing businesses of Parent and its subsidiaries to Tronox.

        In order to ensure an orderly transition of the such businesses to Tronox, as described in the Master Separation Agreement (as defined below), each party desires to provide to the other the services described herein for a transitional period.

        The parties hereby agree as follows:

        Section 1.    Definitions.    For purposes of this Agreement, the following terms shall have the meanings set forth or as referenced below:

        "Affiliate" has the meaning given such term in the Master Separation Agreement.

        "Closing Date" has the meaning given such term in the Master Separation Agreement.

        "Governmental Authorities" has the meaning given such term in the Master Separation Agreement.

        "Group" means either the Parent Group or the Tronox Group, as the context requires.

        "Information" has the meaning given such term in the Master Separation Agreement.

        "Liabilities" has the meaning given such term in the Master Separation Agreement.

        "Master Separation Agreement" means the Master Separation Agreement, dated as of the date hereof, by and among Kerr-McGee Corporation, Kerr-McGee Worldwide Corporation and Tronox Incorporated.

        "Providing Party" means, with respect to any Service, the party providing such Service.

        "Parent Group" has the meaning given such term in the Master Separation Agreement.

        "Receiving Party" means, with respect to any Service, the party receiving such Service.

        "Separation" means, with respect to any Service, the separation, duplication, installation or substitution of the subject matter of such Service as utilized by the Receiving Party as of the Closing Date (unless another date is expressly provided for with respect to a particular Service), such that the Receiving Party is reasonably able to provide for itself or through alternative service providers the benefits of such subject matter in a sustainable manner substantially similar to that provided to, or on behalf of, the Receiving Party as of the Closing Date (unless another date is expressly provided for with respect to a particular Service).

        "Service Costs" means, with respect to each Service provided under the terms and subject to the conditions of this Agreement, an amount equal to the sum of such of the following items as may apply:

          (i)    the fully burdened labor costs incurred by the Providing Party in respect of the individual employees of such Providing Party who are engaged in the provision of such Service without management fee (as applicable to the individual and/or the Service) for the portion of their work time engaged in the provision of such Service;

          (ii)   the costs charged to the Providing Party by a third party provider in connection with such Service;

          (iii)  the out-of-pocket and other expenses (other than expenses included in Transition Costs and the costs charged under item (i) above) incurred by the Providing Party in connection with such Service;

          (iv)  taxes (other than Transfer Taxes) as set forth in Section 9(e) incurred by the Providing Party in connection with such Service; and

          (v)   any costs expressly included as Service Costs in this Agreement, including costs as set forth in Section 3.7 of Exhibit A.

        "Transfer Taxes" means all recordation, transfer, documentary, excise, sales, value added, use, stamp, conveyance or other similar taxes, duties or governmental charges, and all recording or filing fees or similar costs, imposed or levied by reason of, in connection with or attributable to the Separation of any Service.

        "Transition Costs" means the one-time, initial set up, costs and expenses that are incurred by Parent Group in order to initiate the process of obtaining the Separation of any Service as contemplated by (and subject to) the terms and conditions of this Agreement and the costs of obtaining and, if applicable, modifying any contractual rights described in Section 6(c) of this Agreement, including such costs and expenses incurred prior to the date hereof by the Providing Party in preparation for the provision of the Services (for the avoidance of doubt, Transition Costs shall not include any annual or recurring fees, including without limitation, license fees, or any maintenance fees, support services fees, subscription fees or other costs relating to ongoing use).

        "Tronox Group" has the meaning given such term in the Master Separation Agreement.

        Section 2.    Certain Transferred Personnel.    Parent hereby acknowledges and agrees that the individuals listed on Schedule 2 are identified as prospective Tronox Individuals (as such term is defined in the Employee Benefits Agreement (as defined in the Master Separation Agreement)) each of whom may become, if not already, employees of the Tronox Group as of the Closing Date. Each party agrees that, for a period of one year after the Closing Date, neither party nor its respective Affiliates shall recruit, offer employment to, hire or engage as a consultant any Person who is an employee of the other party immediately after the Closing Date; provided that the foregoing provision will not prohibit any general solicitation of employment not specifically directed toward employees of either Group or the soliciting or hiring of any individual who terminated his or her own employment with any member of the other Group or whose employment was terminated by any member of the other Group prior to such solicitation or hiring.

        Section 3.    Services.

        (a)   Except as otherwise provided herein, on the terms and subject to the conditions set forth herein, Parent shall provide, or cause one or more members of its Group to provide, the Tronox Group with each of the services listed on Exhibit A and Tronox shall provide, or cause one or more members of its Group to provide, the Parent Group with each of the services listed on Exhibit B (each service listed on Exhibit A or Exhibit B being a "Service" and, collectively, the "Services"), in each case beginning on the "Start Date" set forth on Exhibit A or Exhibit B for such Service and ending on the earlier of (i) the "End Date" set forth on Exhibit A or Exhibit B for such Service, (ii) the termination of this Agreement, or (iii) the termination of such Service pursuant to Section 11(b) (each such duration, a "Service Term"). For the avoidance of doubt, it is understood that services included as "Services" may include, subject to the terms and conditions of this Agreement, the transfer and installation of certain hardware, software, related licenses and applications, and other items as set forth on Exhibit A, Exhibit B or pursuant to the Master Separation Agreement.

        (b)   Subject to the provisos set forth in this Section 3(b), the Transition Costs incurred by the Parent Group in connection with Separation of the Services to be provided to the Tronox Group shall be borne 100% by the Parent Group and such Transition Costs shall not be included in the calculation of Service Costs payable by the Tronox Group for such Services; provided, however, that, with respect to each line item set forth in Exhibit C, in no event shall Parent Group have any obligation to incur any Transition Costs in excess of the specific amount allocated to each such line item set forth on Exhibit C (with respect to each line item on Exhibit C, the "Per Line Maximum Amount of Transition Costs") and in no event in an aggregate amount in excess of $11 million; provided, further, that any Transition Costs in excess of the applicable Per Line Maximum Amount of Transition Costs shall be borne 100% by Tronox Group. All Transfer Taxes incurred in connection with the Separation of the Services shall be borne 100% by the Parent Group, subject to Section 9(e). Such Transition Costs shall not be included in the calculation of Service Costs payable by the Tronox Group for such Services.

        (c)   It is understood and agreed amongst the parties that, notwithstanding any provision to the contrary in this Agreement, the Providing Party shall have no obligation whatsoever to upgrade systems, invest in product enhancements or increase staffing, capacity, functionality, reliability or any other aspect of any Service beyond the level that exists as of the date hereof with respect to any Service.

        (d)   Notwithstanding anything to the contrary contained herein, during the Term, a Receiving Party may from time to time request that a Providing Party provide special services or projects in addition to the Services, and (subject to the mutual agreement of the parties hereto) such Providing Party shall make commercially reasonable efforts to provide such additional services or projects. If such Providing Party agrees to provide such additional services or projects, the parties shall negotiate in good faith to establish the terms (including, without limitation, price) for providing such additional services or projects and, following agreement on such terms, Exhibit A or Exhibit B hereof shall be amended, as applicable, to include such additions.

        Section 4.    Standards of Performance; Level of Services.

        (a)   Each Providing Party, with respect to any Service, shall perform such Service exercising the same degree of care, at the same general level and at the same general degree of accuracy and responsiveness, in each case as it exercises in performing the same or similar services for its own account, with priority equal to that provided to its own businesses and members of its Group.

        (b)   In no event shall any party, as Receiving Party with respect to any Service, be entitled to increase its use of such Service above that level of use specified in the exhibit related thereto without the prior written consent of the Providing Party. Notwithstanding anything to the contrary in this Agreement, the Providing Party shall not be required to provide the Receiving Party with levels of such Service above the levels that existed prior to the date hereof or with the advantage of systems, equipment, facilities, training, services or improvements procured, obtained or made after the date hereof.

        (c)   Notwithstanding anything to the contrary contained herein, the Providing Party with respect to any Service may, but is not required to, make changes from time to time in the manner in which such Service is provided if (i) the Providing Party is making similar changes in the manner in which such Service is provided to it and members of its own Group, (ii) the Providing Party furnishes to the Receiving Party substantially the same notice the Providing Party provides to members of its own Group with respect to such changes, and (iii) such changes shall not create a substantial risk of a material disruption of the Receiving Party's business or of the Receiving Party's incurring a material loss or liability.

        (d)   Each Group shall nominate a representative to act as the primary contact person for the provision of all of the Services (the "Service Coordinators"). The initial Service Coordinators shall be Kenneth Crouch for the Parent Group and Mary Mikkelson for the Tronox Group. Each party shall notify the other party in writing of any change in the Service Coordinators. The parties agree that all communications relating to the provision of the Services shall be directed to the Service Coordinators.

        (e)   In order to monitor, coordinate and facilitate implementation of the terms and conditions of this Agreement, the parties shall establish (i) a "Steering Committee" consisting of at least one (1) senior manager from each of Parent Group and Tronox Group and whereby each such Group is equally represented and (ii) an "Operating Committee" consisting, as necessary, of one (1) representative of each of Parent Group and Tronox Group from each functional area that is the subject of Exhibits A and B (for such time as Service Terms within such functional areas are in effect). The Steering Committee shall provide general oversight of the terms and conditions of this Agreement and shall work in good faith to resolve any disputes arising under this Agreement as set forth under Section 7. The Operating Committee shall be responsible for the day-to-day operations related to the implementation of the terms and conditions of this Agreement and the exhibits hereto. The initial Steering Committee representatives shall be (i) for the Parent Group, the individuals named by the Parent Group by the Closing Date and (ii) for Tronox Group, Tom Adams, Mary Mikkelson and Robert Y. Brown. The initial Operating Committee representatives shall be (i) for the Parent Group, the individuals named by the Parent Group by the Closing Date and (ii) for Tronox Group, Mark Meadors, Candace Kahle, Melody Walke, Bill Snider and Cliff Dolton. The initial Steering Committee and Operating Committee representatives shall not be changed by either Group on less than ten (10) days' prior written notice to the Service Coordinator of the other Group. The Steering Committee and Operating Committee representatives shall meet at least monthly (or more frequently if needed) during the Term of this Agreement; provided, the members of the Steering Committee and the Operating Committee may participate in meetings of such committees by means of conference telephone, videoconferencing or other communications equipment by means of which all persons participating in the meeting can hear each other. The Steering Committee and Operating Committee representative for each Group shall stay reasonably apprised of the activities of the employees, agents and contractors of such Group who are providing or receiving the Services in order to maximize efficiency in the provision and receipt of the Services. Actions of the Steering Committee shall require the approval of Steering Committee representatives from each of the Parent Group and the Tronox Group.

        Section 5.    Resources.    In connection with the Services, the Receiving Party shall make reasonably available for consultation with the Providing Party those retained employees and consultants or other service providers of the Receiving Party reasonably necessary for the effective provision of such Services.

        Section 6.    Third Parties.

        (a)   The Providing Party with respect to a particular Service shall make reasonably available such personnel, facilities, equipment, systems and management as are required to provide such Service. Subject to Section 4, the Providing Party shall have the right to designate which such resources it shall assign to perform such Service and shall have the right to remove and replace any such resources at any time or designate any other members of its Group or a third party provider to perform such Service; provided, however, that (i) the Providing Party shall use commercially reasonable efforts to prevent the disruption to the Receiving Party in the transition of the Service to different resources or another provider and (ii) with respect to Services that are not currently outsourced by a Providing Party to a third party, any substitution of a third party provider in connection with the provision of such Service shall be subject to the approval of the Steering Committee. Notwithstanding the foregoing, each Providing Party shall remain solely responsible, in accordance with the terms of this Agreement, for the performance of any Service it is required to provide hereunder.

        (b)   With respect to Services that are currently outsourced by Parent Group to third parties, Parent Group shall reasonably assist the Tronox Group in seeking to cause such third parties to provide such Services to the Tronox Group. In the event Parent Group is not able to secure the agreement of any third parties to provide Services to the Tronox Group, Parent Group shall reasonably assist the Tronox Group in seeking to obtain substantially similar services from another source on substantially similar terms and conditions as those currently being provided.

        (c)   If, and to the extent, required, the Tronox Group, on the one hand, and the Parent Group, on the other hand, shall cooperate in good faith in seeking to obtain any required transfer or assignment agreements or any other agreements necessary to transfer contractual rights of the Parent Group, that existed immediately prior to the Closing Date, to receive services or license software, to the extent (i) such agreements or rights are necessary for the provision of Services to the Tronox Group and (ii) such rights were utilized by the Tronox Group prior to the Closing Date. Such agreements shall be in the name or for the benefit of the applicable member, or members, of the Tronox Group. The cooperation required hereunder shall be included in the Service to which it is related. For the avoidance of doubt, the parties agree and acknowledge that a Providing Party shall not be liable under this Agreement for any annual or recurring fees, including without limitation license fees, or any maintenance fees, support services fees, subscription fees or other costs relating to ongoing use by a Receiving Party stemming from a transfer to such Receiving Party pursuant to a Service hereunder.

        (d)   A Providing Party shall not enter into any agreement or contract with any third party to provide any Services hereunder pursuant to which the Receiving Party would remain obligated to such third party upon the conclusion of this Agreement without such Receiving Party's prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.

        (e)   Without prejudice to the obligations of the Parent Group under Section 3(b) and Exhibit C of this Agreement, the Receiving Party shall be solely responsible for acquiring or otherwise obtaining all assets and rights for third party services not otherwise obtained as a result of the expenditure of such Transition Costs, including without limitation, hardware, software, information systems and other materials and third party services, reasonably necessary in connection with the Separation of any Service as contemplated by this Agreement.

        Section 7.    Good Faith Cooperation; Dispute Resolution.

        (a)   The parties shall cooperate in good faith in all matters relating to the provision and receipt of the Services. Such cooperation shall include exchanging information, providing access to personnel, equipment, office space, electronic systems and other property, performing true-ups and adjustments and obtaining all consents, licenses, sublicenses or approvals necessary to permit each party to perform its obligations hereunder.

        (b)   In the event of a dispute under this Agreement, either Group may give notice to the other Group requesting that the Steering Committee in good faith try to resolve (but without any obligation to resolve) such dispute. Not later than 10 days after said notice, each Group shall submit to the other Group a written statement setting forth such Group's description of the dispute and of the respective positions of the Groups on such dispute and such Group's recommended resolution and the reasons why such Group feels its recommended resolution is fair and equitable in light of the terms and spirit of this Agreement. Such statements represent part of a good-faith effort to resolve a dispute and as such, no statements prepared by a Group pursuant to this Section 7 may be introduced as evidence or used as an admission against interest in any arbitral or judicial resolution of such dispute.

        (c)   If the dispute continues unresolved for a period of five days (or such longer period as the Steering Committee may otherwise agree upon) after the simultaneous exchange of such written statements, then the Steering Committee shall promptly commence good-faith negotiations to resolve such dispute but without any obligation to resolve it. The initial negotiating meeting may be conducted by teleconference.

        (d)   Not later than seven days after the commencement of good-faith negotiations under Section 7(c) above: (i) if the Steering Committee renders an agreed resolution on the matter in dispute, then both Groups shall be bound thereby; and (ii) if the Steering Committee does not render an agreed resolution, then the dispute shall be submitted for resolution pursuant to Section 7(e).

        (e)   Disputes arising under this Agreement and not resolved by the Steering Committee within seven days under clause (i) of Section 7(d) shall be submitted in writing to an appropriate executive officer of each party. The executive officers shall attempt to resolve any dispute submitted to them for resolution in accordance with this Section 7(e) through consultation and negotiation, within 30 days after such submittal (or such longer period as may be mutually agreed by the parties). The executive officers may request the assistance of an independent mediator if they believe that such a mediator would be of assistance to the efficient resolution of the dispute.

        (f)    Subject to Section 11(c), during the course of resolution of any dispute, the rights and obligations of the parties under this Agreement, including with respect to the subject matter of such dispute, shall continue.

        (g)   If the parties fail to resolve any dispute pursuant to this Section 7, then the provisions of Section 18 shall apply.

        Section 8.    Exceptions to Providing Party's Obligation to Perform.

        (a)   The Providing Party with respect to any Service shall not be required to provide such Service to the extent the performance of such Service would require the Providing Party to violate any applicable Law or would result in the breach of any software license or other Contract with a Person not a member of the Providing Party's Group. If the Providing Party with respect to any Service reasonably determines that it is unable to provide such Service in accordance with the terms hereof, the parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem is otherwise resolved to the satisfaction of the parties, the Providing Party shall use commercially reasonable efforts to continue to provide such Service. To the extent the parties agree upon an alternative approach that requires payment of amounts above and beyond what the Receiving Party is required to pay under this Agreement for such Service, such excess amounts shall be borne by the Receiving Party, or as otherwise agreed by the parties.

        (b)   Notwithstanding anything to the contrary contained herein,

          (i)    if the Receiving Party (A) elects to decommission, replace, modify or change its information technology or communications systems or any other aspect of its business relationship relating to a Service in a manner that prevents the Providing Party from providing such Service as required hereunder (in the understanding that the Receiving Party shall provide the Providing Party with five (5) Business Days prior notice of any such election), or (B) fails to acquire the hardware, software, information systems or other materials or third party services reasonably necessary for the Separation of any Service pursuant to Section 6(e) of this Agreement and such failure prevents the Providing Party from providing such Service as required hereunder, then, in each case, the Providing Party shall have no liability whatsoever with respect to the effectiveness or quality of such Service and, following five (5) Business Days prior written notice to the Receiving Party, shall be excused from the performance of such Service;

          (ii)   if the Tronox Group is unable, despite the reasonable assistance of the Parent Group in accordance with Section 6(b) of this Agreement and the good faith cooperation of the Parent Group in accordance with Section 7(a) of this Agreement, to secure the agreement of third parties with whom Parent Group has outsourced certain Services to provide such Services to the Tronox Group, the Parent Group shall have no liability whatsoever with respect to the effectiveness or quality of any Service that is prevented, hindered, or delayed thereby and, following five (5) Business Days prior written notice to the Receiving Party, shall be excused from the performance of such Service; and

          (iii)  if the Tronox Group is unable, despite the good faith cooperation of the Parent Group in accordance with Sections 6(c) and 7(a) of this Agreement, to obtain any required transfer or assignment agreements or any other agreements necessary to transfer contractual rights of the Parent Group, that existed immediately prior to the Closing Date, the Parent Group shall have no liability whatsoever with respect to the effectiveness or quality of any Service that is prevented, hindered, or delayed thereby and, following five (5) Business Days prior written notice to the Receiving Party, shall be excused from the performance of such Service; and

          (iv)  the Parent Group may suspend performance and the Tronox Group's access to information technology or communications systems used by the Parent Group if, in the Parent Group's reasonable judgment, the integrity, security or performance of such systems, or any data stored thereon, is being or is likely to be jeopardized by the activities of any member of the Tronox Group, its employees, agents, representatives or contractors.

        Section 9.    Payment and Audit Rights.

        (a)   Generally.    In consideration of each Service provided hereunder, starting 30 days after the Closing and every month thereafter during the Term of this Agreement, the Receiving Party shall pay the Providing Party, on a monthly basis, an amount equal to the Service Costs attributable to the Services provided by the Providing Party during the prior month period; provided, however, that the first invoice for Services Costs shall be rendered 60 days after the Closing Date for the immediately prior 30-day period, such that the Receiving Party shall not pay any Service Costs for Services rendered during the first 30 days after the Closing Date. Upon a material reduction in the Services to be provided to the Receiving Party by the Providing Party (through Separation), such payment amounts shall be commensurately reduced. With respect to any particular Service, if any, requiring additional payment by the Receiving Party, the Receiving Party shall pay the Providing Party in accordance with the specifications set forth on the exhibit describing such Service. To the extent that during the Term of this Agreement the parties mutually agree to modify, amend, delete or add to the Services, the parties shall cooperate to determine in good faith an equitable adjustment to the amounts paid by the Receiving Party to the Providing Party.

        (b)   Invoices.    With respect to the Services actually provided, the Providing Party shall invoice the Receiving Party on a monthly basis for all amounts due the Providing Party hereunder with respect to such Services. For the avoidance of doubt, it is hereby understood that, unless mutually agreed in writing amongst the parties hereto, amounts due hereunder shall consist solely of Service Costs. Such invoices shall be accompanied by a reasonable accounting of all invoiced amounts, all third party invoices and receipts related to such invoiced amounts and such other supporting documentation as may be reasonably requested by the Receiving Party.

        (c)   Payment.    Each party shall pay the other party for any properly invoiced amounts within 30 days of receipt of the invoice and other information required by Section 9(b); provided, however, that if such paying party shall have a bona fide dispute with the amount invoiced, then such paying party shall pay only the undisputed amount at such time and the parties shall seek to resolve such dispute in accordance with Section 7 of this Agreement. All payments hereunder shall be made by deposit of United States Dollars in the requisite amount to such bank account as the party receiving such payment may from time to time designate by notice to the paying party. Late payments of undisputed amounts shall bear interest at the published LIBOR Rate plus 2% per annum.

        (d)   Audit Rights.    With respect to a particular Service, the Receiving Party shall have the right to audit the financial and other records of the Providing Party and any member of the Providing Party's Group related to the provision of such Service, the systems and undertakings (including testing protocols) used to provide such Service and the incurrence of Transition Costs; provided, however, that such right to audit shall exist only for so long as such financial or other records are retained by the Providing Party under its records retention policies or practices; provided, further, that such financial and other records shall be retained for a minimum of two years after the termination of this Agreement. If any such audit reveals any excess amounts paid by the Receiving Party, the Providing Party shall, promptly after receipt of the results of such audit, (a) pay to the Receiving Party any such excess amounts, with interest from the date of payment due at the published LIBOR Rate plus 2% per annum, and (b) if such excess amounts represent more than 2% of the total amount actually owed under this Agreement with respect to such Service, reimburse the Receiving Party for the reasonable out-of-pocket cost of such audit.

        (e)   Taxes.    Any taxes (other than Transfer Taxes) assessed on the provision of any Service hereunder shall be included in the Service Costs of such Services.

        Section 10.    Confidentiality.

        (a)   With respect to any Service, the Receiving Party with respect thereto agrees that (i) all software, hardware or data store, procedures and materials provided to such Receiving Party by or on behalf of the Providing Party in connection with such Service are solely for the use of the Receiving Party and members of its Group solely for purposes of using such Services during the Term (provided that benefits received by third parties in the ordinary course of business conducted with a Receiving Party shall not be subject to this Section 10); (ii) title to any software, hardware or data store or any other intellectual property or proprietary right of any kind used in performing such Service shall, as between such Receiving Party and the Providing Party, remain in the Providing Party; (iii) such Receiving Party shall not copy, modify, reverse engineer, decompile, distribute or in any way alter or make derivative works of any software, hardware or data store used in performing such Service without the Providing Party's prior written consent, and (iv) such Receiving Party shall comply with any and all usage guidelines pertaining to any Service and provided by or on behalf of a Providing Party, including without limitation, any and all usage guidelines pertaining to software, data, or other intellectual property or proprietary rights. Notwithstanding the foregoing, (x) the hardware and software licenses set forth in Schedules 2.2(j), 2.2(k) and 2.2(l) shall not be subject to this Section 10(a) (and the Tronox Group shall be solely responsible for complying with all terms and conditions applicable to such hardware and software licenses) and (y) any software, hardware, data store, procedures or materials purchased for the Receiving Party pursuant to Section 3(b) of this Agreement in connection with the Separation of a Service or the independent functionality of the Receiving Party, and any assets acquired or purchased by a Receiving Party for its own account, shall not be subject to this Section 10(a).

        (b)   Each party shall use the other party's data solely to exercise its rights or perform its obligations, as applicable, under this Agreement. No party shall sell, assign, lease, disseminate or otherwise dispose of any of the other party's data received or accessed as a consequence of the receipt or performance of Services pursuant to this Agreement. No party shall possess or assert any property interest in, or any lien, security interest or other right against or to, any of the other party's data, and each party shall afford to the other party's data the same level of security that is afforded to its own data. Nothing in this Agreement or in the performance or use of the Services hereunder shall be deemed to transfer, assign or otherwise convey any rights, title or interests in or to any intellectual property or proprietary rights of one party to the other party; provided, however, each party shall grant to the other party a non-exclusive, limited purpose, non-transferable, non-assignable, non-sublicenseable license to any intellectual property set forth in Schedule 2.2(m) of Exhibit A and any software interfaces owned exclusively and developed in-house by the Providing Party and used to provide Services hereunder (collectively, the "Licensed Intellectual Property"), to the extent such intellectual property license is necessary, in the case of a Receiving Party, to utilize the Services in accordance with this Agreement, and in the case of a Providing Party, such license is necessary to perform its obligations under this Agreement, which license shall terminate on the earlier of the date (x) the party granting such license shall no longer have the right to license such Licensed Intellectual Property as contemplated herein, and (y) the recipient of such license ceases to use such Licensed Intellectual Property in connection with the Services described in this Agreement in the manner expressly contemplated and described in this Agreement. Each party expressly reserves all rights, title and interests in and to its intellectual property that are not licensed in accordance with this Agreement. Each party shall not possess or assert any interest in or any lien or security interest or other right against or to any of the other party's intellectual property beyond any licenses granted pursuant to this Agreement. Notwithstanding any other provision of this Agreement, each party shall be free to use for itself and for others, in any manner, the general knowledge, skill or experience acquired by that party in the course of the performance of this Agreement, including using that knowledge for any present or future customer or other business partner.

        (c)   The parties hereto acknowledge that, pursuant to the mutual provision of Services or as a result of the transfer of certain business operations and assets (including information technology, software and hardware) contemplated by the Master Separation Agreement, each Group shall possess or have access (intentionally or inadvertently) to information that belongs to the other Group or has commercial value in that other Group's business, and is not in the public domain, including information relating to its customers, suppliers, finances, operations, facilities and markets ("Confidential Information"). Neither Group shall disclose, use, sell, assign, lease or otherwise dispose of the other Group's Confidential Information, except as otherwise expressly permitted by this Agreement or the Master Separation Agreement. A Providing Party hereunder shall not, and shall use its commercially reasonable efforts to ensure that Providing Party's employees, contractors and other agents do not use the Services to access any of a Receiving Party's Confidential Information that is outside the scope of the Service provided. Nothing in this Section 10(c) shall be construed as obligating any party hereto to disclose its Confidential Information to any other party, or as granting to or conferring on another party, expressly or by implication, any rights or license to its Confidential Information, provided that the parties acknowledge that, in order to perform the Services, a Providing Party shall have custody of and usage of certain of a respective Receiving Party's Confidential Information and each party hereby grants to each other party acting as a Providing Party to it the right to do so in accordance with this Agreement.

        (d)   Notwithstanding Section 10(c), Information is not Confidential Information to the extent that: (i) the Information is or becomes publicly available through no fault of the party which received the Information from the other party, (ii) the same Information is rightfully in the possession of a party prior to receipt of that Information from another party; provided, however that Tronox Group Information or data that is in the Parent Group's possession prior to the Closing Date and is otherwise Confidential Information of the Tronox Group shall be Confidential Information, (iii) the same Information is independently developed (without the use of another party's Confidential Information) by the party which received that information from such other party, or (iv) the same Information becomes available to a party on a non-confidential basis from a source other than another party hereto, which source, to the knowledge of the disclosing party, is not prohibited from disclosing that information by a legal, contractual or fiduciary obligations to the party about whom such Information pertains.

        (e)   Notwithstanding Section 10(c), a party hereto shall not have violated the terms of this Section 10 for disclosing Confidential Information:

          (i)    to third parties performing services required under this Agreement where (A) use of that Confidential Information by that third party is authorized under this Agreement; or (B) disclosure is reasonably necessary or typically occurs in the natural course of the third party's duties; provided, in each case, that the third party has executed a written confidentiality agreement under which the third party is obligated to maintain the confidentiality of the Confidential Information in a manner substantially equivalent to this Agreement;

          (ii)   in order to comply with any applicable Laws, provided that as soon as practicable and legally permitted the disclosing party shall notify the party whose Confidential Information was or is to be disclosed of the disclosure or possible disclosure under this subsection; or

          (iii)  to the disclosing party's independent auditors under an obligation of confidentiality.

        Section 11.    Term.

        (a)   The term of this Agreement (the "Term") shall commence on the date hereof, and, unless earlier terminated in accordance with Section 11(b), shall continue until the first anniversary of the Closing Date. This agreement may only be extended by written agreement of the parties as evidenced by the signature of authorized representatives of such parties.

        (b)   Notwithstanding the foregoing, the commencement dates and, if sooner than the first anniversary of the Closing Date, the termination dates of any Service shall be as set forth in the applicable exhibit; provided, however, that where such dates are not specified in the exhibits, the term of a Service shall coincide with the term of this Agreement; provided, further, that the Receiving Party with respect to any Service may terminate the term of such Service upon thirty (30) days notice to the Providing Party.

        (c)   Notwithstanding anything to the contrary set forth in this Agreement, if any party hereto defaults in any of its material obligations with respect to a Service hereunder, and such default is not cured within 30 days after the resolution, pursuant to Section 7, of a dispute entered as a result of such default, the party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate its obligations with respect to such Service.

        Section 12.    Consequences of Termination.

        (a)   Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a party prior to such termination or expiration. Such termination, relinquishment, or expiration shall not relieve a party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

        (b)   Upon termination or expiration of this Agreement, each party, at the request of the other, shall return all relevant records and materials in its possession or control containing or comprising the other party's Information and to which the returning party does not retain rights hereunder (except one copy of which may be retained in such files for archival purposes).

        Section 13.    Disclaimer of Warranties.    EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, STATUTORY AND IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, NON-INFRINGEMENT, QUIET ENJOYMENT, NO ENCUMBRANCES, SYSTEM INTEGRATION, ACCURACY, WORKMANLIKE EFFORT AND WARRANTIES ARISING THROUGH COURSE OF DEALING OR USAGE OF TRADE. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO THE QUALITY, SUITABILITY, AVAILABILITY, RELIABILITY, SECURITY, PERFORMANCE OR ADEQUACY OF THE SERVICES.

        Section 14.    Damages.    NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EXCEPT AS EXPRESSLY SET FORTH HEREIN, NO PARTY HERETO SHALL BE LIABLE TO ANY OTHER PARTY HERETO (INCLUDING ITS RESPECTIVE HEIRS, LEGAL REPRESENTATIVES, SUCCESSORS OR ASSIGNS, AS THE CASE MAY BE, HEREUNDER) FOR ANY LOSSES THAT ARE NOT REASONABLY FORESEEABLE OR ANY DAMAGES FOR THE LOSS OF PROFITS, BUSINESS, ANTICIPATED SAVINGS, GOODWILL, OR THE LOSS OF OR DAMAGE TO DATA OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT, WHETHER FOR BREACH OF REPRESENTATION OR WARRANTY OR COVENANT OR OTHER AGREEMENT OR ANY OBLIGATION ARISING THEREFROM OR OTHERWISE, WHETHER LIABILITY IS ASSERTED IN CONTRACT OR TORT (INCLUDING GROSS NEGLIGENCE, NEGLIGENCE AND STRICT PRODUCT LIABILITY) AND REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. EACH PARTY HERETO HEREBY WAIVES ANY CLAIMS THAT THESE EXCLUSIONS DEPRIVE SUCH PARTY OF AN ADEQUATE REMEDY.

        Section 15.    Indemnification.    The Providing Party with respect to a particular Service shall not have any liability to the Receiving Party with respect thereto for the furnishing of or failure to furnish such Service hereunder, including for Liabilities arising out of the gross negligence or willful misconduct of the Providing Party or a member of its Group. The Receiving Party shall indemnify, defend and hold harmless the Providing Party and each of its Affiliates and each of their respective officers, directors, employees, stockholders, agents and representatives (each an "Indemnitee") in respect of all Liabilities related to, arising from, asserted against or associated with any Service.

        Section 16.    Subrogation.    If any liability arises from the performance of any Service hereunder by a third party contractor, the Receiving Party with respect to such Service shall be subrogated to such rights, if any, as the Providing Party may have against such third party contractor.

        Section 17.    Counterparts; Entire Agreement.

        (a)   This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

        (b)   This Agreement, and the exhibits and schedules hereto, contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

        Section 18.    Governing Law; Jurisdiction; Jury Trial Waiver.

        (a)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to principles of conflicts of laws thereof.

        (b)   Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of The State of New York, New York County in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this agreement or any of the transactions contemplated hereby in any court other than the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, New York County.

        (c)   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR BY THE TRANSACTIONS CONTEMPLATED HEREBY.

        Section 19.    Assignability.    This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided, however, that, without prejudice to the provisions of Section 6 of this Agreement, no party hereto may assign its respective rights or delegate its respective obligations under this Agreement without the express prior written consent of the other parties hereto, except that any party may assign any of its rights or obligations under this Agreement to any member of its Group without the prior written consent of the other party.

        Section 20.    Third Party Beneficiaries.

        (a)   Except for the indemnification rights under this Agreement of any Indemnitee in its capacity as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any other any rights or remedies hereunder and (b) there are no third party beneficiaries of this Agreement and this shall not provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

        (b)   Unless otherwise expressly provided herein (other than in the ordinary course of business of the Receiving Party), (i) each Service shall be provided solely for the benefit of the applicable Receiving Party and members of its Group and (ii) no party may sell, transfer, assign or otherwise use the Services provided to it hereunder or its right to receive such Services, in whole or in part, for the benefit of any Person other than a member of its Group.

        Section 21.    Notices.    All notices or other communications under this Agreement shall be in writing (including by telecopy) and shall be deemed to be duly given or made when delivered, or, in the case of telecopy, when received, addressed as follows or to such other address as may be hereafter notified by the respective party:

To Parent or any member of the Parent Group:	Kerr-McGee Corporation Kerr-McGee Worldwide Corporation Kerr-McGee Center 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: 405-270-3649 Attention: General Counsel
with a copy to:	Covington & Burling 1330 Avenue of the Americas New York, New York 10019 Facsimile: 212-841-1010 Attention: Scott F. Smith
To Tronox or any member of the Tronox Group:	Tronox Incorporated 123 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: [ ] Attention: Chief Executive Officer
with a copy to:	Tronox Incorporated 23 Robert S. Kerr Avenue Oklahoma City, Oklahoma 73102 Facsimile: [ ] Attention: General Counsel

        Section 22.    Independent Contractor.    At all times during the term of this Agreement, the Providing Party shall be an independent contractor in providing the Services hereunder with the sole right to supervise, manage, operate, control and direct the performance of the Services and the sole obligation to employ, compensate and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of any party with respect to the indebtedness, Liabilities, obligations or actions of the other party or any of its respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.

        Section 23.    Severability.    If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

        Section 24.    Force Majeure.    The Providing Party shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its control, including strikes, labor disputes, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, flood, fire, sabotage, accident, delay in transportation, loss and destruction of property, intervention by Governmental Authorities, change in laws, regulations or orders, other events or any other circumstances or causes beyond the Providing Party's control. In the event that any Providing Party reasonably expects a failure or delay in the performance of its obligations hereunder, such Providing Party shall promptly notify the Receiving Party of such expectation and shall set forth in such notice, if practicable, such Providing Party's reasonable estimate of the nature, extent and duration of such expected failure or delay. Notwithstanding anything to the contrary contained herein, any Providing Party that experiences any shortage, interruption, delay inadequacy or limitation in the availability of any of the Services (by reason of force majeure or otherwise) and is unable to fulfill the Receiving Party's requirements for those Services shall ensure that the Receiving Party is treated no less favorably than any member of the Providing Party's Group in the allocation by the Providing Party between such Group members and the Receiving Party of such affected Services.

        Section 25.    Headings.    The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        Section 26.    Survival.    The provisions of Sections 9, 10 (other than the licenses granted thereunder), as well as the related provisions of Sections 12 through 28, shall survive the expiration or earlier termination of this Agreement for any reason whatsoever.

        Section 27.    Amendments.    No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

        Section 28.    Interpretation.    Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit and Schedule references are to the Articles, Sections, Exhibits and Schedules to this Agreement unless otherwise specified. The word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the day and year first above written.

KERR-MCGEE CORPORATION
By:

Name: Title:
KERR-MCGEE WORLDWIDE CORPORATION
By:

Name: Title:
TRONOX INCORPORATED
By:

Name: Title:

EXHIBIT A

Services Provided by Parent Group to Tronox Group

1.
Accounting and Finance Matters

1.1
Accounts Payable

1.1.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide information technology systems hosting services in respect of accounts payable functions.

1.1.2
End Date.    Parent Group's obligations pursuant to this Section 1.1 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.1.3
Systems.    For the purposes of this Section 1.1, Parent Group shall share and permit access to its systems and data and shall provide the Tronox Group with information and processing promptly and in conformance with the standards set forth in the Agreement.

1.2
Credit Accounting

1.2.1
Start Date.    Beginning on the Closing Date and subject to the terms and conditions of this Agreement, Parent Group shall use commercially reasonable efforts to transfer to the Tronox Group the Dun & Bradstreet credit analysis system.

1.2.2
End Date.    Parent Group's obligations pursuant to this Section 1.2 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.2.3
Services.    Subject to provisions of applicable law and contracts, Parent Group shall provide to the Tronox Group a full listing of customer accounts, approved credit limits and relevant Parent Group files and documentation related to the business credit function of the Tronox Group.

1.3
Payroll / Employee Benefits / Human Resources

1.3.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to assist the Tronox Group with respect to general accounting services with respect to payroll and employee benefits matters.

1.3.2
End Date.    Parent Group's obligations pursuant to this Section 1.3 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.3.3
Services.    Subject to the terms and conditions of the Agreement, Parent Group's services provided pursuant to this Section 1.3 shall include the following:

(a)
Parent Group shall share with the Tronox Group systems implemented and in production for the Tronox Group as of the Closing Date.

(b)
Payroll administration

(c)
Benefits administration

1.4
General Accounting

1.4.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to assist the Tronox Group with respect to general accounting services, including general accounting services necessary for Tronox Group to comply with its SEC obligations.

  1.4.2
  End Date.    Parent Group's obligations pursuant to this Section 1.4 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

  1.4.3
  Services.    Subject to the terms and conditions of this Agreement, beginning on the Closing Date, Parent Group shall make reasonably available its general accounting personnel for consultation on matters relating to or affecting the Tronox Group or any of its members and on which such personnel have relevant familiarity or expertise and provide information technology hosting in respect of general accounting matters.

1.5
Tax Matters Relating to Employee Benefit Plans, Ad Valorem and other Tax Items

1.5.1
Start Date.    Beginning on the Closing Date, Parent Group shall cooperate with the Tronox Group in obtaining tax compliance for the Tronox Group.

1.5.2
End Date.    Parent Group's obligations pursuant to this Section 1.5 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.5.3
Services.    Subject to the terms and conditions of the Agreement, Parent Group shall provide the following services and assistance to the Tronox Group:

(a)
Access to information regarding legacy plans, including any savings plans worldwide, employees and the tax and accounting treatment thereof, including authority to consult with current and former third-party providers in connection with such information.

(b)
Preparation of W-2 information for employees of the Tronox Group with respect to the period prior to Closing if requested.

(c)
Consultation and access to Parent Group's current and former internal and third-party providers in connection with Plans and employees.

(d)
Assistance with, and access to records in connection with, ad valorem tax matters. Assistance in the collection and transfer of related historical data to Tronox Group or designated service provider.

(e)
Additional assistance, and access to records, in regard to other tax matters pursuant to historical practices.

1.6
Internal Audit Matters

1.6.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to assist the Tronox Group with respect to internal audit matters.

1.6.2
End Date.    Parent Group's obligations pursuant to this Section 1.6 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.6.3
Services.    Subject to the terms and conditions of the Agreement, Parent Group shall permit access to information systems with respect to retained properties as necessary for the completion of the auditing activities subject of this Section 1.6 and to personnel for consultation with respect to such matters and Parent Group shall permit the use of its systems for the collection, processing and reporting of such audits.

1.7
Access to Accounts, Bank Systems and Funds

1.7.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to assist the Tronox Group with respect to the coordination of transferred accounts and bank systems.

  1.7.2
  End Date.    Parent Group's obligations pursuant to this Section 1.7 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

  1.7.3
  Services.    Subject to the terms and conditions of the Agreement, Parent Group's services provided pursuant to this Section 1.7 shall include the following:

  (a)
  Parent Group shall cooperate with the Tronox Group in facilitating access to information and transactions involving bank accounts and bank systems transferred, or intended to be transferred, to the Tronox Group pursuant to the transactions contemplated by the Master Separation Agreement or containing or receiving funds so transferred to the Tronox Group or otherwise belonging to the Tronox Group.

  (b)
  Parent Group shall permit the Tronox Group access to information regarding accounts of Parent Group limited to transactions therein which involve funds relating to the Tronox Group whether prior to, or after, the Closing.

  (c)
  If an account is used by both the Tronox Group and the Parent Group as of the date hereof, a new bank account shall be created for the benefit of, and in the name of, the Tronox Group, or certain of its members, as applicable. Such accounts shall replicate the accounts in use by the Tronox Group as of the Closing Date. If any such accounts are created after the Closing, funds attributable to the Tronox Group in accounts which are being replicated shall be transferred to such new accounts upon the establishment of such new accounts.

  (d)
  Prior to the closing, Parent Group shall facilitate the preparation of appropriate account or bank system transfer documentation, such transfers to be effective as of the Closing Date or as soon as practicable thereafter. Subsequent to the Closing Date, Parent Group shall make its personnel available for consultation and shall execute documents or assign authority to the Tronox Group where necessary to allow the Tronox Group to complete any account or bank system transfers.

1.8
Stray Funds

1.8.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to assist the Tronox Group in the directing of funds intended to be remitted to the Tronox Group.

1.8.2
Services.    In the event that remittances received into Parent Group bank accounts relate to sales or services provided by the Tronox Group (or otherwise intended for the Tronox Group), Parent Group shall promptly segregate such remittance amounts and whenever the balance of such amounts exceeds $100,000 or once a week, whichever occurs first, Parent Group shall remit by wire transfer the balance collected on behalf of the Tronox Group to the Tronox Group.

1.9
Migration of Fleet Rental Services

1.9.1
Start Date.    Beginning on the date hereof, Parent Group shall use commercially reasonable efforts to cause (or assist, as applicable) the Tronox Group to have Separation with respect to the fleet rental services available to the Tronox Group as of the date hereof (the "Fleet Rental Services").

1.9.2
End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.9 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.9 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

  1.9.3
  Services.    Parent Group's services provided pursuant to this Section 1.9 shall include the following:

  (a)
  Establishment of a separate account, or accounts, for the Tronox Group with respect to the Fleet Rental Services.

  (b)
  Provide surety, guarantee, or other credit support or assurance for the Tronox Group's obligations pursuant to the Fleet Rental Services as, and for such time, as reasonably required by the Fleet Rental Services' service providers.

1.10
Fleet Rental Services

1.10.1
Start Date.    Beginning on the Closing Date, Parent Group shall provide fleet rental services to the Tronox Group.

1.10.2
End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.10 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.10 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.10.3
Services.    Parent Group shall permit the use by Tronox Group personnel of Parent Group's fleet rental services as existing and under the terms applicable as of the date hereof. Parent Group shall process the charges and use of such fleet rental services and shall present to the Tronox Group an accounting of any charges made on behalf of the Tronox Group after the Closing Date for reimbursement thereof.

1.10.4
Applicable Service Costs.    Reimbursement amounts, as set forth in Section 1.10.3, shall be included, without duplication, in Service Costs.

1.11
Migration of American Express Travel Charge Cards and Travel Service

1.11.1
Start Date.    Beginning on the date hereof, Parent Group shall use commercially reasonable efforts to cause (or assist, as applicable) the Tronox Group to have Separation with respect to the American Express Travel Charge Card services and American Express Travel services (together, the "AMEX Services") available to the Tronox Group as of the date hereof.

1.11.2
End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.11 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.11 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.11.3
Services.    Parent Group's services provided pursuant to this Section 1.11 shall include the following:

(a)
Establishment of a separate account, or accounts, for the Tronox Group with respect to the AMEX Services.

(b)
Provide surety, guarantee, or other credit support or assurance for the Tronox Group's obligations pursuant to the AMEX Services as, and for such time, as reasonably required by the AMEX Services' service providers.

1.12
Travel and Entertainment Expense Reporting

1.12.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide travel and entertainment expense reporting and processing services to the Tronox Group.

  1.12.2
  End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.12 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.12 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

  1.12.3
  Services.    Parent Group's services provided pursuant to this Section 1.12 shall include the following:

  (a)
  Parent Group shall permit the use by Tronox Group personnel of American Express travel charge cards and American Express Travel services under the terms applicable as of the date hereof.

  (b)
  Parent Group shall process the charges and use of such cards and services and shall present to the Tronox Group an accounting of any charges for payment made on behalf of the Tronox Group after the Closing Date until Separation for reimbursement thereof.

  1.12.4
  Applicable Service Cost.    Reimbursement amounts, as set forth in Section 1.12.3(b), shall be included, without duplication, in Service Costs.

1.13
Migration of Procurement Card Services

1.13.1
Start Date.    Beginning on the date hereof, Parent Group shall use commercially reasonable efforts to cause (or assist, as applicable) the Tronox Group to have Separation with respect to the procurement card services available to the Tronox Group as of the date hereof (the "Procurement Card Services").

1.13.2
End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.13 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.13 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.13.3
Services.    Parent Group's services provided pursuant to this Section 1.13 shall include, without limitation, the following:

(a)
Establishment of a separate account, or accounts, for the Tronox Group with respect to the Procurement Card Services.

(b)
Provide surety, guarantee, or other credit support or assurance for the Tronox Group's obligations pursuant to the Procurement Card Services as, and for such time, as reasonably required by the Procurement Card Services' service providers.

1.14
Procurement Card Management

1.14.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide procurement card reporting and processing services to the Tronox Group.

1.14.2
End Date.    Parent Group shall use commercially reasonable efforts to complete the Services set forth in this Section 1.14 within 180 days after the Closing Date; provided Parent Group's obligations pursuant to this Section 1.14 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.14.3
Services.    Parent Group's services to be provided to the Tronox Group pursuant to this Section 1.14 shall include, without limitation:

(a)
Parent Group shall permit the use by Tronox Group personnel of procurement charge cards under the terms applicable as of the date hereof.

  (b)
  Parent Group shall process the charges and use of such cards and shall present to the Tronox Group an accounting of any charges made on behalf of the Tronox Group after the Closing Date for reimbursement thereof.

  1.14.4
  Applicable Service Cost.    Reimbursement amounts, as set forth in Section 1.14.3(b), shall be included, without duplication, in Service Costs.

1.15
Forecasting Services

1.15.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide forecasting services (but not budgeting services) with respect to shared costs for IM&T to the Tronox Group.

1.15.2
End Date.    Parent Group's obligations pursuant to this Section 1.15 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.16
Accounting Testing.    Parent Group and Tronox Group shall use commercially reasonable efforts to test and demonstrate a full accounting close of the financial books of the Tronox Group consistent with historical practices and reports, including, but not limited to, income statements and balance sheets. It is understood and agreed that, notwithstanding any provision to the contrary in this Agreement, the Tronox Group shall be exclusively responsible for complying with the requirements of the Sarbanes Oxley Act of 2002 (including with respect to its testing of internal controls and disclosure controls).

2.
Information Management & Technology.

        For purposes hereof, the following provisions shall be known, collectively, as the "IT Separation Standards" and, unless otherwise provided herein, shall apply to the provision of all Services described in Section 2 of this Exhibit A:

  (a)
  Start Date.    On or prior to the Closing Date, Parent Group shall commence commercially reasonable efforts to segregate, install, implement and provide consulting services for transferred software and applications set forth in Schedule 2.2(j) (including hardware, enterprise software and required applications, each an "IT System"), in each case if and to the extent owned by the Parent Group and utilized by Tronox Group in its global production environment, as of the date hereof.

  (b)
  End Date.    Parent Group's obligation pursuant to Section 2 of this Exhibit A shall end on the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

  (c)
  Personnel.    In connection with the Services to be provided pursuant to Section 2 of this Exhibit A, beginning on the Closing Date, each Group shall make reasonably available for consultation with the other Group those retained employees and consultants or other service providers of such Group as are reasonably necessary for the provision of such Services.

  (d)
  System Test.    Parent Group and Tronox Group shall test each IT System for successful functionality and shall use commercially reasonable efforts to demonstrate functionality consistent with historical functionality. Such testing shall be conducted by Parent Group and Tronox Group in cooperation with each other and results of such testing, accompanied by proposed follow-up action, shall be shared by the Tronox Group and Parent Group. In the event that such tests and demonstrations are not deemed successful, the parties' obligations under this paragraph shall continue, and such tests shall be repeated at intervals of not more than 15 days, until such time as such tests are successful. The parties agree that a test of an IT System shall be deemed successful when such IT System operates, on a stand-alone basis, in a manner consistent with its operation immediately prior to the Closing Date. Once such tests are deemed successful in accordance with the terms of this paragraph, Parent Group's obligations under Section 2 of this Exhibit A shall terminate.

2.1
Elements of IT System Migration and Replicating.    Subject to the terms and conditions of this Agreement, the Parent Group shall take the following steps in connection with the migration and replication of each IT System:

(a)
Hardware. Certain servers, terminals, network equipment, data storage systems and additional hardware related to each IT System shall be segregated for the exclusive use of the Tronox Group and each IT System shall be installed, developed and tested thereon. Such segregated hardware shall be integrated into the other information technology systems that the Parent Group has migrated and replicated for the Tronox Group in accordance with this Agreement.

(b)
Software. All necessary software shall be installed on the segregated hardware for the complete and independent operation of each IT System.

(c)
Data. All data, reasonably required, subject to the Parent Group's records retention policy, for the operation of each IT System by the Tronox Group, including existing information with respect to historic operations of the Tronox Group (including historic data and records of all businesses, including prior businesses, and their transaction details).

(d)
System Integration. The Parent Group shall assist the Tronox Group in integrating each IT System with the other IT Systems that Parent Group migrates and replicates for the Tronox Group in accordance with this Agreement.

(e)
System Modules and Applications. System modules and applications implemented by the Parent Group for the benefit of the Tronox Group shall be migrated to the Tronox Group.

2.2
Information Technology Systems Migration

  Services.    Beginning on the Closing Date, Parent Group shall provide the following services in accordance with the IT Separation Standards:

  (a)
  Deliver (as necessary), configure and install IT System components as required for Separation pursuant to this Exhibit A.

  (b)
  Jointly with the Tronox Group, appoint qualified project managers to manage the transition and Separation projects.

  (c)
  Jointly with the Tronox Group, develop detailed transition plans for infrastructure, applications and business processes.

  (d)
  Load pertinent shared applications, databases and data onto Tronox Group hardware and prior to loading, conduct appropriate tests jointly with Tronox Group personnel to check whether such shared applications and data are fully operational in connection with the comparable hardware and software as used in the Tronox Group systems and applications that the Parent Group migrates and replicates for the Tronox Group in accordance with this Agreement.

  (e)
  Extract appropriate data out of Parent Group's enterprise systems and other applications in a mutually agreed format for normalization, testing and loading into Tronox Group systems and applications that the Parent Group migrates and replicates for the Tronox Group in accordance with this Agreement.

  (f)
  Establish WAN, LAN, and other information technology systems elements to move the Tronox Group from the Parent Group network to the Tronox Group network, retaining access to necessary applications.

  (g)
  Transition Tronox Group master data, open balances and transactional data based upon a mutually agreed plan.

  (h)
  Provide documentation and any other necessary information related to the information technology systems (including telephone and networking equipment), networks and applications.

  (i)
  Continue current services, including relevant third-party services, pertaining to cellphone and calling card programs and shall present to the Tronox Group an accounting of any charges for payment made on behalf of the Tronox Group in connection with such programs after the Closing Date until Separation for reimbursement thereof.

  (j)
  Use commercially reasonable efforts to transfer to the Tronox Group the software and applications listed on Schedule 2.2(j) hereto.

  (k)
  Use commercially reasonable efforts to transfer the information and technology assets listed in Schedule 2.2(k) hereto.

  (l)
  Use commercially reasonable efforts to transfer the licenses listed in Schedule 2.2(l) hereto.

2.3
Information Technology Systems Services

  Services:    Beginning on the Closing Date, Parent Group shall provide the following Services in accordance with the IT Separation Standards.

  (a)
  Infrastructure (hardware, software, networks, etc.).

  (b)
  Access to data, including databases, datawarehouse, reporting system, processing and networking.

  (c)
  Consultation, maintenance, support and systems administration.

  (d)
  Call-center/help-desk user support.

  (e)
  Monitoring, managing, operating and maintaining: (i) Data center, including all servers for data processing and other supporting equipment, (ii) wide area network (WAN), (iii) local area network (LAN), (iv) telephony infrastructure, (v) web sites, (vi) business-to-business connections, including existing EDI and XML partners, (viii) legacy application systems, (ix) all other interfaces between internal and external applications and systems, and (xi) chemical datawarehouse and associated databases.

  (f)
  Reasonable access to, or reasonable access to data from, the legacy systems, networks and applications for data collection and analysis.

  (g)
  In a manner consistent with its records retention policy, retain electronic data in its enterprise, accounting and other principal systems and applications relating to the Tronox Group.

2.4
Information Technology Security

  Services.    Beginning on the Closing Date, Parent Group shall provide the following services in accordance with the IT Separation Standards:

  (a)
  firewall monitoring, administration, configuration and reporting.

  (b)
  VPN and remote-access monitoring, administration, configuration management and support.

  (c)
  E-mail virus protection, spam filtering and attack monitoring, prevention and reporting.

  (d)
  Real-time monitoring and updating of virus definitions on all hosts and clients (including laptops).

  (e)
  Host intrusion detection, protection, configuration, maintenance and support.

  (f)
  network intrusion detection, protection, configuration, maintenance and support.

  (g)
  Establishment of systems access protocols.

  (h)
  Computer incident response.

3.
Miscellaneous Matters

3.1
Legal Matters

3.1.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its internal and external legal counsel for consultation on matters relating to or affecting the Tronox Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.1.2
End Date.    Parent Group's obligations pursuant to this Section 3.1 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.2
Medical Services

3.2.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its medical services personnel for consultation on matters relating to or affecting the Tronox Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.2.2
End Date.    Parent Group's obligations pursuant to this Section 3.2 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.3
Security

3.3.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its security personnel for consultation with the Tronox Group.

3.3.2
End Date.    Parent Group's obligations pursuant to this Section 3.3 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.4
Records Retention

3.4.1
Start Date.    Beginning as of the Closing Date, Parent Group shall use commercially reasonable efforts to retain, organize and store, records relating to the Tronox Group and not transferred to the Tronox Group in a manner consistent with its current document retention policy or practice. For purposes of this Section 3.4, the term "records" shall include all formats (electronic, film, paper, and otherwise) of such records and shall include shared records not pertaining exclusively to the Tronox Group.

3.4.2
Services.    If and to the extent in existence as of the date hereof and in possession and control of the Parent Group as of the date hereof and without imposing any obligation on the Parent Group to create any of the documents or records described below and subject to the Parent Group's document retention policy, Parent Group's services provided pursuant to this Section 3.4 shall include the following:

(a)
Parent Group shall provide the Tronox Group with documentation of records retained by Parent Group and shall provide the Tronox Group with access to records storage facilities maintained by Parent Group.

(b)
Parent Group shall assist the Tronox Group in the separation of historic records relating to the Tronox Group in respect of the Chemical Business (as defined in the Master Separation Agreement) and the other legacy businesses of the Tronox Group from the common records of the Parent Group and its affiliates as of the Closing Date, including with respect to the generation of new records documentation specific to the Tronox Group.

  (c)
  Parent Group shall assist the Tronox Group in the identification, documentation, removal and duplication of records pertaining to the Tronox Group.

  (d)
  Parent Group shall retain records relating to the following matters for the term of the Agreement at which time such records which remain shall be delivered to the Tronox Group, or, if such records are to be discarded or destroyed pursuant to the practices of the Parent Group, shall deliver such records to the Tronox Group:

  (i)
  Property;

  (ii)
  Tax;

  (iii)
  Environmental reports and remediation matters;

  (iv)
  Employee matters; and

  (v)
  Relevant business documents.

  3.4.3
  Personnel.    In connection with the Services to be provided pursuant to this Section 3.4, beginning on the Closing Date, Parent Group and Tronox Group, as the case may be, shall make reasonably available for consultation with the Tronox Group and the Parent Group, as the case may be, those retained employees and consultants or other service providers of the Parent Group or the Tronox Group, as the case may be, reasonably necessary for the provision of such Services.

3.5
Government Affairs

3.5.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its government affairs personnel for consultation on matters relating to or affecting the Tronox Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.5.2
End Date.    Services provided pursuant to this Section 3.5 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.6
Communications and Community Affairs

3.6.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its communications and community affairs personnel for consultation with the Tronox Group.

3.6.2
End Date.    Parent Group's obligations pursuant to this Section 3.6 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.7
Office Services

3.7.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide office services to the Tronox Group in a form and manner consistent with past practices.

3.7.2
End Date.    The Tronox Group may terminate any specific service provided pursuant to this Section 3.7 upon 30 days notice, and, in the event of such termination, any costs charged to the Tronox Group shall be commensurately reduced.

3.7.3
Services.    Such office services shall include, but not be limited to:

(a)
Those services historically provided by Trammel Crow or otherwise in the ordinary course of business (which services shall be billed at actual cost as incurred).

(b)
Office space, together with utilities, insurance and related services (which items shall be billed pro rata to the square footage of space occupied by the Tronox Group).

  (c)
  Cafeteria and catering services (which services shall be billed at actual cost based on usage).

  3.7.4
  Third-Party Costs.    Costs incurred in the provision of such office services shall be allocated pursuant to historical practices.

  3.7.5
  Rent.    The Tronox Group shall pay Parent as rent an amount per annum equal to $12 per square foot of space of real property owned by Parent Group and occupied by the Tronox Group, which amount shall be subject to annual review and adjustment based on the rents of comparable office space in the local market. Notwithstanding anything to the contrary contained herein, the Tronox Group, upon thirty-days written notice, may reduce, in whole or in part, the amount of such space. Parking spaces used, as of the Closing Date, by Tronox Group shall be made available to Tronox Group at no additional charge. The monthly portion of rent payable pursuant to this Section 3.7.5 shall be included in Service Costs.

3.8
Risk Management

3.8.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide assistance in claims administration, including, in particular, with respect to claims existing as of the Closing Date and claims which are not separable from claims of the Parent Group.

3.8.2
End Date.    Parent Group's obligations pursuant to this Section 3.8 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.8.3
Services.    Subject to the terms and conditions of the Agreement, Parent Group's services provided pursuant to this Section 3.8 shall include, but not be limited to, access to its records and personnel (including third party consultants and service providers) for purposes of claims administration and consulting with respect to claims relating to the Tronox Group.

3.8.4
Personnel.    In connection with the Services to be provided pursuant to this Section 3.8, beginning on the Closing Date, Parent Group and Tronox Group, as the case may be, shall make reasonably available for consultation with the Tronox Group and the Parent Group, as the case may be, those retained employees and consultants or other service providers of the Parent Group or the Tronox Group, as the case may be, reasonably necessary for the provision of such Services.

3.9
Human Resources

3.9.1
Start Date.    Beginning as of the Closing Date, Parent Group shall use commercially reasonable efforts to separate the personnel and resources applicable to human resources administration in connection with the Tronox Group such that such separate personnel and resources may independently conduct such human resource administration.

3.9.2
End Date.    Parent Group's obligations pursuant to this Section 3.9 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.9.3
Services.    Subject to the terms and conditions of the Agreement, Parent Group's services provided pursuant to this Section 3.9 shall include the following:

(a)
Separation of personnel, systems, records, applications and data related to the Tronox Group.

(b)
Assistance in the integration of human resource activities and resources into the information technology system of the Tronox Group.

(c)
Provision of human resource administration services, including payroll and benefits matters, (through personnel, systems, service providers, or otherwise) to the extent required to maintain such services, on behalf of the Tronox Group, to the extent and at the level provided to the Tronox Group as of the Closing Date.

  (d)
  Processing and payment of payroll obligations, including remittance of payroll taxes to the appropriate taxing authority.

  3.9.4
  Personnel.    In connection with the Services to be provided pursuant to this Section 3.9, beginning on the Closing Date, Parent Group and Tronox Group, as the case may be, shall make reasonably available for consultation with the Tronox Group and the Parent Group, as the case may be, those retained employees and consultants or other service providers of the Parent Group or the Tronox Group, as the case may be, reasonably necessary for the provision of such Services.

3.10
Emergency Response Services and Disaster Recovery Services

3.10.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide assistance with, and use of, disaster recovery services and personnel (including with respect to process, systems and communications issues).

3.10.2
End Date.    Parent Group's obligations pursuant to this Section 3.10 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.10.3
Services.    Parent Group's services provided pursuant to this Section 3.10 shall include, the provision of disaster recovery services available as of the Closing Date.

3.11
Relocation and Expatriate Services

3.11.1
Start Date.    Beginning on the Closing Date, Parent Group shall use commercially reasonable efforts to provide the Tronox Group with consultation and assistance in relocation and expatriate services and shall transfer to the Tronox Group records relevant to such services and the Tronox Group.

3.11.2
End Date.    Parent Group's obligations pursuant to this Section 3.11 shall continue for a period of 90 days following the Closing Date.

3.12
Investor Relations

3.12.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its investor personnel for consultation with the Tronox Group.

3.12.2
End Date.    Services provided pursuant to this Section 3.12 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.13
Electrolytic

3.13.1
Start Date.    Beginning on the Closing Date, the Parent Group shall make reasonably available its retained managerial personnel with respect to the electrolytic business for consultation with the Tronox Group.

3.13.2
End Date.    Services provided pursuant to this Section 3.13 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.14
Gas Hedging

3.14.1
Start Date.    Beginning on the Closing Date, Parent Group shall (i) make reasonably available its oil and gas marketing group personnel for the purpose of gas hedging consultation and (ii) with respect to commodity swap transaction cash settlements associated with the Tronox

    Group, continue to process settlements with trading partners outstanding as of the Closing Date in accordance with existing terms and conditions and, after the Closing Date, forward promptly to Tronox Group any associated cash proceeds or payables.

  3.14.2
  End Date.    Parent Group's obligations pursuant to this Section 3.14 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.15
Corporate Planning

3.15.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its consulting personnel for consultation with the Tronox Group in connection with investor relations and cash-flow consolidation support and consultation.

3.15.2
End Date.    Parent Group's obligations pursuant to this Section 3.15 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.16
Personnel

3.16.1
Start Date.    Beginning on the Closing Date, Parent Group shall make reasonably available its personnel from time to time for consultation on matters relating to or affecting the Tronox Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.16.2
End Date.    Parent Group's obligations pursuant to this Section 3.16 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.17
Letters of Credit; Surety Bonds or Financial Assurance

If Parent Group maintains any letters of credit, surety bonds or like instruments for the benefit of the Tronox Group, the Tronox Group shall reimburse Parent Group for the costs and fees associated with such instruments. If requested by Tronox Group, Parent Group shall use commercially reasonable efforts to assist Tronox Group in establishing substitute letters of credit, surety bonds or like instruments for the benefit of Tronox Group; provided, however, that Parent Group shall have no obligation whatsoever to post any collateral or other financial guarantee in favor of the Tronox Group in connection with the Services described in this Section 3.17.

3.18
Workers Compensation

The Tronox Group shall reimburse Parent Group for any worker compensation claims paid by Parent Group in respect of the businesses of the Tronox Group from and after the Closing Date.

3.19
Insurance Premiums

The Tronox Group shall reimburse Parent Group for Tronox Group's pro rata share of any insurance premiums incurred by Parent Group under any Parent Insurance Policy (as defined in the Master Separation Agreement) for the period of time during which members of the Tronox Group are covered under such policy pursuant to Section 2.6 of the Master Separation Agreement; provided, however, that the Tronox Group shall not be required to reimburse Parent Group for (i) any incremental premium surcharge billed by Oil Insurance Limited in the fourth quarter of 2005 or (ii) any premiums incurred by Parent Group with respect to directors' and officers' liability insurance policies covering matters occurring prior to the Closing Date.

EXHIBIT B

Services Provided by Tronox Group to Parent Group

1.
Accounting and Finance Matters

1.1
Accounts Payable

1.1.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall use commercially reasonable efforts to provide accounts payable services to the Parent Group if requested.

1.1.2
End Date.    The Tronox Group's obligations pursuant to this Section 1.1 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.1.3
Services.    The Tronox Group shall use commercially reasonable efforts to assist the Parent Group in the processing of accounts payable matters relevant to activities prior to, and after, the Closing Date, including with respect to:

(a)
Processing vendor invoices, including interfacing with accounting and other systems, including Oracle;

(b)
Processing travel expense reports;

(c)
Stop payment coordination;

(d)
1099 Misc. reporting;

(e)
Invoice filing; and

(f)
Document retention.

1.1.4
Systems.    For the purposes of this Section 1.1, the Tronox Group shall share and permit access to its systems and data and shall provide the Parent Group with information and processing promptly and in conformance with the standards set forth in the Agreement.

1.2
Stray Funds

1.2.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall assist the Parent Group in the directing of funds intended to be remitted to the Parent Group.

1.2.2
Services.    In the event that remittances received into Tronox Group bank accounts relate to sales or services provided by the Parent Group (or otherwise intended for the Parent Group), the Tronox Group shall promptly segregate such remittance amounts and whenever the balance of such amounts exceeds $100,000 or once a week, whichever occurs first, the Tronox Group shall remit by wire transfer the balance collected on behalf of the Parent Group to the Parent Group.

1.3
General Accounting

1.3.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall use commercially reasonable efforts to assist the Parent Group with respect to general accounting services, including general accounting services necessary for Parent Group to comply with its SEC obligations.

1.3.2
End Date.    Tronox Group's obligations pursuant to this Section 1.3 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

1.3.3
Services.    Subject to the terms and conditions of this Agreement, beginning on the Closing Date, Tronox Group shall make reasonably available its general accounting personnel for consultation on matters relating to or affecting the Parent Group or any of its members and on which such personnel have relevant familiarity or expertise and provide information technology hosting in respect of general accounting matters.

2.
Information Technology and Management

2.1
Disaster Recovery Services

2.1.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall use commercially reasonable efforts to provide assistance to the Parent Group with respect to disaster recovery services available through the research and development center of the Tronox Group.

2.1.2
End Date.    The Tronox Group's obligations pursuant to this Section 2.1 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

2.1.3
Services.    The Tronox Group's services provided pursuant to this Section 2.1 shall include the provision of disaster recovery services consistent with the services available as of the Closing Date.

2.1.4
Personnel.    In connection with the Services to be provided pursuant to this Section 2.1, beginning on the Closing Date, Parent Group and Tronox Group, as the case may be, shall make reasonably available for consultation with the Tronox Group and the Parent Group, as the case may be, those retained employees and consultants or other service providers of the Parent Group or the Tronox Group, as the case may be, reasonably necessary for the provision of such Services.

2.2
IM&T Personnel

2.2.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall make reasonably available its retained IM&T personnel for consultation or other IM&T services needed from time to time by the Parent Group.

2.2.2
End Date.    Services provided pursuant to this Section 2.2 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.
Miscellaneous

3.1
Risk Management

3.1.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall make reasonably available its retained risk management personnel for the purpose of consultation, assistance with insurance program procurement or other risk management services needed by the Parent Group.

3.1.2
End Date.    Services provided pursuant to this Section 3.1 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.2
Real Property

3.2.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall make reasonably available its retained real property personnel for consultation or other real property administration services needed from time to time by the Parent Group.

3.2.2
End Date.    Services provided pursuant to this Section 3.2 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.3
Intellectual Property Legal Matters

3.3.1
Start Date.    Beginning on the Closing Date, the Tronox Group shall make reasonably available its retained intellectual property legal personnel for consultation with the Parent Group.

3.3.2
End Date.    Services provided pursuant to this Section 3.3 shall be provided until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.4
Legal Matters

3.4.1
Start Date.    Beginning on the Closing Date, Tronox Group shall make reasonably available its internal and external legal counsel for consultation on matters relating to or affecting the Parent Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.4.2
End Date.    Tronox Group's obligations pursuant to this Section 3.4 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

3.5
Personnel

3.5.1
Start Date.    Beginning on the Closing Date, Tronox Group shall make reasonably available its personnel from time to time for consultation on matters relating to or affecting the Parent Group or any of its members and on which such personnel have relevant familiarity or expertise.

3.5.2
End Date.    Tronox Group's obligations pursuant to this Section 3.5 shall continue until the earlier of Separation or the first anniversary of the Closing Date, unless extended in accordance with Section 11 of the Agreement.

Exhibit C

Amount of Transition Costs
(amounts in USD thousands)

Treasury
XRT-CERG Conversion	$.1
IMT
(includes Hardware, Software, Consulting, Misc. Other Expenses and Contingency)	9.8
Accounting
Oracle conversion	Included in IMT Costs
Human Resources
Benefits plans (assumed set up plans that mirror existing KM pension, medical)	1.1

Total One-Time Transition Costs	$11.0

C-1

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  EXHIBIT 10.5